EXHIBIT 99.1
Financial News Release

Contacts:
John McMahan	Annie Leschin/Vanessa Lehr
Advanced Energy Industries, Inc.	Advanced Energy Industries, Inc.
970.221.0108	970.407.6555
John.McMahon@aei.com	ir@aei.com
ADVANCED ENERGY ANNOUNCES RESIGNATION OF CHIEF FINANCIAL OFFICER
Fort Collins, Colo., August 11, 2010 — Advanced Energy Industries, Inc. (Nasdaq GM: AEIS) (“Advanced Energy”) today announced that Lawrence Firestone, Executive Vice President and Chief Financial Officer, has resigned to pursue other opportunities. John McMahon, Vice President and Corporate Controller, will handle financial reporting, accounting and finance responsibilities until a replacement for Mr. Firestone can be named. Mr. Firestone agreed to provide advisory services to Advanced Energy for up to six months following his resignation.
“I would like to thank Larry for his dedication and service to Advanced Energy for the past four years. We appreciate his contributions to our growing business and wish him well in his future endeavors,” said Dr. Hans Betz, chief executive officer. “I understand his decision and am pleased he will continue on in an advisory capacity while we work through this transition.” Dr. Betz said he expects to name a replacement quickly to ensure business continuity.
About Advanced Energy
Advanced Energy (NASDAQ: AEIS — News) is a global leader in innovative power and control technologies for high-growth, thin-film manufacturing and solar-power generation. Advanced Energy is headquartered in Fort Collins, Colorado, with dedicated support and service locations around the world. For more information, go to www.advanced-energy.com.